EXHIBIT 99.1

Impac Mortgage Holdings, Inc. Announces the Filing of its Form 10-K/A for the year ended 2003 and its Forms 10-Q/A for the first and second quarter 2004

The Company gives Third Quarter Guidance on Net Loss per Share in Accordance with Generally

Accepted Accounting Principals, Estimated Taxable Income per Share and fourth quarter dividend expectation to be at least $0.75 per common share

Monday, October 25, 2004

Newport Beach, California, — Impac Mortgage Holdings, Inc. (NYSE: IMH), or the “Company,” a Maryland corporation, being taxed as a Real Estate Investment Trust (“REIT”), estimates for the third quarter 2004 a net loss in accordance with Generally Accepted Accounting Principles (“GAAP”) of $0.15 per diluted share and estimated taxable income available to common stockholders to be $0.69 per diluted share.

With respect to the net loss for the third quarter, the Company continues to expect future net earnings in accordance with GAAP to be volatile as a result of its decision to not use cash flow hedge accounting. The Company’s decision to not use cash flow hedge accounting was made in connection with its restatement of its consolidated financial statements for the years ended December 31, 2003, 2002, and 2001 and the periods ended March 31, 2004 and 2003. These restated financial statements are included in the Company’s Form 10-K/A for the year ended December 31, 2003 and Form 10-Q/A for the quarter ended March 31, 2004. As a result of this decision, the Company now marks to market its economic hedges and records the change in fair value as other non-interest income instead of an adjustment to retained earnings through other comprehensive income. However, the Company’s decision to not use cash flow hedge accounting has no effect on the Company’s stockholders equity, cash flows or estimated taxable income available to common stockholders, which is the determinant for calculating the dividend requirement to maintain the Company’s REIT status. To maintain the Company’s REIT status, it is required to distribute a minimum of 90% of its annual taxable income to its stockholders. Because the Company pays dividends based on taxable income, dividends may be more or less than net earnings. As such, the Company believes that the disclosure of estimated taxable income available to common stockholders, which is a non-GAAP financial measurement, is useful information for its investors.

The following table presents a reconciliation of net loss to estimated taxable income available to common stockholders for the third quarter 2004 (dollars in thousands, except per share amounts):

For the Three Months Ended Sept. 30, 2004
Net loss	$(9,317)
Adjustments to GAAP Net Loss:
Loan loss provision	(229)
Dividend from IFC	9,000
Fair value of free-standing derivatives (1)	48,537
Tax deduction for actual loan losses and partial worthlessness deductions	(3,099)
Preferred stock dividend for the third quarter	(1,172)
Consolidated net loss of IFC (2)	5,880

Estimated taxable income available to common stockholders (3)	$49,600

Estimated taxable income available to common stockholders per diluted share	$0.69

Estimated taxable income available to common stockholders per outstanding share	$0.70

Diluted weighted average shares outstanding	71,873

Shares outstanding	70,606

(1)	The mark-to-market change for the fair value of free-standing derivatives is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations.

(2)	Represents GAAP net loss of IFC, which may not necessarily equal taxable income. Therefore, dividend distributions from IFC to IMH may exceed IFC’s GAAP net earnings.
(3)	Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating loss carry-forwards.

The net loss and decline in estimated taxable income available to common stockholders from the previous quarter resulted from the combination of the Company selling loans which were acquired or originated for long-term investment and compression of the Company’s net interest margins as the Federal Reserve raised short-term interest rates. Subsequent to the Company’s announcement that it was restating its financial statements, the Company decided to preserve its capital that was normally used for investing in Alt-A Mortgage Loans by selling approximately $2.3 billion of Alt-A adjustable rate mortgage loans through a Real Estate Mortgage Investment Conduit “REMIC” securitization. The sale of these loans by Impac Funding Corporation (“IFC”), the Company’s taxable subsidiary, was less profitable than the economics associated with retaining these loans for investment. In addition, the Company experienced some net interest margin compression on its long-term investment portfolio as borrowing costs increased while lower coupon Alt-A adjustable rate mortgages along, with higher cost economic hedges, were acquired or originated for investment during the quarter. Positively affecting GAAP results but having no impact on estimated taxable income for the third quarter was a material decline in the provision for loan losses in the third quarter as compared to the second quarter 2004. The decline in the provision for loan losses was attributable to the limited growth and a continued improvement in the credit quality of the Company’s mortgage loans held for investment and CMO collateral during the third quarter.

At September 30, 2004, the Company exceeded its goal of a $20.0 billion balance sheet. In addition, the Company continues to expect taxable income available to common stockholders for the nine months ended September 30, 2004 to be greater than the common stock dividends declared year-to-date. Furthermore, the Company still expects to pay at least a $0.75 per common share dividend for the fourth quarter, thereby making total dividends paid and or declared for 2004 of at least $2.90 per common share.

The Company announced today that last week it filed its Form 10-K/A for the year ended 2003 and its Forms 10-Q/A for the first and second quarter 2004. The Company expects to issue its earnings release and file its Form 10-Q for the quarter ending September 30, 2004 the week of November 8, 2004. An earnings conference call will also be announced prior to the filing of the Company’s third quarter report on Form 10-Q.

Impac Mortgage Holdings, Inc. is a mortgage REIT that operates three core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in Alt-A mortgage loans. The

Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans and the Warehouse Lending Operations provides short-term financing to mortgage loan originators. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

Safe Harbor

Note: Safe Harbor “Statement under the Private Securities Litigation Reform Act of 1995.” This release contains forward-looking statements including statements relating to expected dividends, the expected performance of the Company’s businesses, estimates and expectations of estimated taxable income available to common stockholders and net (loss) earnings and the related per share amounts, estimates set forth in the reconciliation table of net loss to estimated taxable income and expectations related to the filing of the Company’s third quarter Form 10- Q or the Company’s fourth quarter dividend. The forward-looking statements are based on current management expectations. The information above for our third quarter is based on preliminary information for that quarter and is subject to adjustment based upon the completion of the procedures necessary to prepare our quarterly financial statements, including the enhanced procedures implemented to address the material weakness identified by our external auditors. Our actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, the ability to generate taxable income and pay dividends, risks related to the restatement of our financial statements, inability to maintain an effective system of internal and disclosure controls, the ability to generate sufficient liquidity, interest rate fluctuations on our assets that differ from those on our liabilities, changes in assumptions regarding estimated loan losses or interest rates, the availability of financing and, if available, the terms of any financing, changes in markets which the Company serves, changes in general market and economic conditions, unanticipated delays in generating and filing reports and other factors described in this press release and under “Risk Factors” in our Form 10K/A for the year end December 31, 2003 and in each of our quarterly reports on Form 10-Q/A for the periods ended March 31, 2004 and June 30, 2004. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company’s results may differ materially from its expectations and projections. Accordingly, investors should not place undue reliance on our expectations and projections. We will update and revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com. Web site: www.impaccompanies.com